Exhibit 16.1

May 12, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  Auddia Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Auddia Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of the Company dated May 12, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in paragraphs 5 and 6 therein.

Sincerely,

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida